Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-40424

                   SUPPLEMENT NO. 2 TO THE STATE BANCORP, INC.
                         DIVIDEND REINVESTMENT AND STOCK
               PURCHASE PLAN NO. 2 PROSPECTUS DATED JUNE 27, 2000


On January 24, 2006, the Board of Directors of State Bancorp, Inc. (the "Company") approved a certain modification to the State Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan No.2 (the "Plan") June 27, 2000 Prospectus, as amended by the Supplement dated May 7, 2004 (the "Prospectus"). This modification is reflected in this supplement. You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent the information in this prospectus supplement supersedes the information contained in the Prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

The modification approved by the Board of Directors of the Company relating to the Plan is as follows:

The following replaces similar language found on the fifth page of the Prospectus in Item 15 (as renumbered by the Supplement dated May 7, 2004):

15. How will the price of shares be determined?

The purchase price of common shares purchased in the open market or in a negotiated transaction will be the price paid by the Plan Administrator for such shares (not including brokerage fees or commissions). The Company will bear the cost of all brokerage fees and commissions on purchases under the Plan. The price of common shares purchased from the Company will be determined at the sole discretion of the Company, but shall not be less than the closing bid price on the exchange on which the Company's Common Stock is listed on the last business day of the calendar quarter immediately preceding the purchase date or, if and when the stock is not listed on an exchange but is quoted on NASDAQ, the closing bid price as quoted on NASDAQ on the last business day of the calendar quarter immediately preceding the purchase date. The purchase price per share allocated to each participant of Common Stock purchased on the open market shall normally be the weighted average of all Common Stock so purchased under the Plan each quarter.

This supplement has been filed with the Securities and Exchange Commission in accordance with Section 424(b)(3) of the Act and is dated January 25, 2006.